UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  June 9, 2008

BIOSPECIFICS TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-19879	11-3054851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Wilbur Street
Lynbrook, NY  11563
(Address of Principal Executive Office) (Zip Code)

516.593.7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Comment

Throughout this Current Report on Form 8-K, the terms “we,” “us,” “our” and “Company” refer to BioSpecifics Technologies Corp.

ITEM 8.01 OTHER

Royalties to be Paid to the Company by Auxilium

The Company has confirmed that Auxilium Pharmaceuticals, Inc. (“Auxilium”) will pay a low double digit royalty on a percentage of worldwide net sales of XIAFLEXTM.  The low double digit royalty is payable on sales of XIAFLEXTM for any clinical indication, worldwide and at a flat rate.  The royalty is payable at the same flat rate regardless of whether Auxilium sublicenses the product to another company.  Auxilium is obligated to pay the royalty on a country by country basis until the later of: (1) the last to expire valid claim of a patent covering such products, (2) the expiration of the regulatory period conveyed by Orphan Drug Designation or (3) June 3, 2016.

Mark up on COGS

In addition to the royalty payments payable by Auxilium, the Company will receive a certain percentage mark up on the cost of goods for product that is manufactured by Auxilium.

Royalty Payment Obligations to a Third Party

In consideration of the license granted to the Company under the Dupuytren’s License Agreement, dated as of November 23, 2007, between the Company and the Research Foundation of the State University of New York at Stony Brook (the “Research Foundation”), the Company will pay to the Research Foundation a royalty of 0.5% on net sales of XIAFLEXTM for the treatment and prevention of Dupuytren’s disease.  The Company is obligated to pay the royalty on a country by country basis until the later of: (1) the last to expire valid claim of a patent covering such products, (2) the expiration of the regulatory period conveyed by Orphan Drug Designation or (3) June 3, 2016.  We are not aware of any royalty obligations to other third parties in respect of Dupuytren’s disease.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 9, 2008	BIOSPECIFICS TECHNOLOGIES CORP. —————————————————— (Registrant) /s/ Thomas L. Wegman
—————————————————— Thomas L. Wegman President